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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.        )

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Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

DANVERS BANCORP, INC.
(Name of Registrant as Specified In Its Charter)
Not Applicable
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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April 3, 2009

Dear Stockholder:

        I am pleased to invite you to the Danvers Bancorp, Inc. 2009 Annual Meeting of Stockholders. The meeting will be held at 10:00 a.m., Eastern Time, on May 8, 2009, in the Maritime Ballroom, Salem Waterfront Hotel and Suites, 225 Derby Street, Salem, Massachusetts 01970.

        Enclosed are a notice of matters to be voted on at the meeting, our proxy statement, a proxy card and our 2008 Annual Report. In addition to the formal items of business, we will report on the operations of Danvers Bancorp, Inc. and Danversbank. Directors and officers of the Company will be present to respond to any questions that you may have.

        Whether or not you plan to attend and regardless of the number of shares you own, it is important that your shares be represented. Please mark, sign and date the proxy card and return it in the enclosed postage-paid envelope. You may revoke your proxy at any time before it is exercised as explained in the proxy statement.

        If you plan to attend, please bring the admission ticket attached to your proxy card and photo identification. Also, if your shares are held in the name of a broker or other nominee, please bring with you a proxy or letter from the broker or nominee confirming your ownership as of the record date.

        On behalf of the Board of Directors and the employees of Danvers Bancorp, Inc. and Danversbank, we thank you for your continued support and look forward to seeing you at the Annual Meeting.

Sincerely,

Kevin T. Bottomley Chairman of the Board, President and Chief Executive Officer

One Conant Street
Danvers, Massachusetts 01923
(978) 777-2200

NOTICE OF 2009 ANNUAL MEETING OF STOCKHOLDERS

May 8, 2009
10:00 a.m. Eastern Standard Time

To Holders of Common Stock of Danvers Bancorp, Inc.:

        Notice is hereby given that the 2009 Annual Meeting of Stockholders of Danvers Bancorp, Inc. (the "Company"), will be held on Friday, May 8, 2009 at 10:00 a.m., Eastern Time, in the Maritime Ballroom at the Salem Waterfront Hotel and Suites, 225 Derby Street, Salem, Massachusetts, 01970, for the following, as more fully described in the accompanying proxy statement (the "Proxy Statement"):

  1.
  To elect six (6) directors to the Company's Board of Directors (the "Board"). The Board has nominated the following six (6) nominees, all of whom are current directors of the Company: Kevin T. Bottomley, Diane C. Brinkley, Robert J. Broudo, Craig S. Cerretani, Eleanor M. Hersey and Mary Coffey Moran, CPA;

  2.
  To ratify the appointment of Wolf & Company, P.C. as the Company's independent registered public accounting firm for the fiscal year ending December 31, 2009; and

  3.
  To transact such further business as may properly come before the Annual Meeting, or any adjournment or postponement, thereof. Please note that at this time we are not aware of any such business.

        Proposal 1 relates solely to the election of six directors nominated by the Board of Directors and does not include any other matters relating to the election of directors, including without limitation, the election of directors nominated by any stockholder of the Company.

        Only stockholders of record as of the close of business on March 13, 2009 are entitled to receive notice of, to attend and to vote at the Annual Meeting. In accordance with Delaware law, for 10 days prior to the Annual Meeting, a list of those registered stockholders entitled to vote at the Annual Meeting will be available for inspection in the office of the Corporate Secretary, Danvers Bancorp, Inc., One Conant Street, Danvers, Massachusetts. The list will also be available at the Annual Meeting.

        Your vote is important. Please submit your proxy as soon as possible. Even if you plan to attend the Annual Meeting in person, please complete, sign, and date the enclosed proxy card and return it in the enclosed postage-paid envelope. You may revoke your proxy at any time before it is exercised as explained in the proxy statement.

Sincerely,
Michael W. McCurdy Senior Vice President, General Counsel and Secretary

Danvers, Massachusetts
April 3, 2009

Important Notice Regarding the Availability of Proxy Materials for the
Stockholder Meeting to be Held on May 8, 2009:

The Proxy Statement and Annual Report to Stockholders are available at
http://www.snl.com/IRWebLinkX/GenPage.aspx?gkp=203213&IID=1984120

One Conant Street
Danvers, Massachusetts 01923
(978) 777-2200

PROXY STATEMENT
FOR
2009 ANNUAL MEETING OF STOCKHOLDERS

 GENERAL INFORMATION

Why am I receiving this Proxy Statement?

        The Company has made this Proxy Statement and the Company's Annual Report and Form 10-K for the fiscal year ended December 31, 2008 available to you in connection with the Company's solicitation of proxies for use at the Annual Meeting, to be held on Friday, May 8, 2009 at 10:00 a.m., Eastern Time, and at any postponement(s) or adjournment(s) thereof. These materials were first sent or given to the stockholders on or about April 3, 2009. You are invited to attend the Annual Meeting and are requested to vote on the proposals described in this Proxy Statement. The Annual Meeting will be held in the Maritime Ballroom at the Salem Waterfront Hotel and Suites, 225 Derby Street, Salem, Massachusetts, 01970.

What items will be voted on at the Annual Meeting?

        You are being asked to vote on the following items at the Annual Meeting:

  1.
  The election to the Board of Directors (the "Board") of the six nominees named in this Proxy Statement;

  2.
  The ratification of the appointment of Wolf & Company, P.C. as the Company's independent registered public accounting firm for the fiscal year ending December 31, 2009; and

  3.
  The transaction of such further business as may properly come before the Annual Meeting. Please note that at this time we are not aware of any such business.

What are the Board's voting recommendations?

        The Board recommends that you vote your shares "FOR" each of the nominees to the Board and "FOR" the ratification of the appointment of Wolf & Company, P.C. as the Company's independent registered public accounting firm for the fiscal year ending December 31, 2009.

Where are the Company's principal executive offices located and what is the Company's main telephone number?

        The Company's principal executive offices are located at One Conant Street, Danvers, Massachusetts, 01923 and the Company's main telephone number is (978) 777-2200.

How can I view the Company's proxy materials for the Annual Meeting on the Internet?

        The Company's proxy materials are available on the Company's website at http://www.snl.com/IRWebLinkX/GenPage.aspx?gkp=203213&IID=1984120

Who may vote at the Annual Meeting?

        Each share of the Company's common stock has one vote on each matter. As of March 13, 2009, there were 17,842,500 shares of the Company's common stock issued and outstanding. Only stockholders of record as of the close of business on March 13, 2009 (the "Record Date") are entitled to receive notice of and to vote at the Annual Meeting.

What is the difference between a stockholder of record and a beneficial owner of shares held in street name?

        Stockholder of Record.    If your shares are registered directly in your name with the Company's transfer agent, Registrar and Transfer Company, you are considered the stockholder of record with respect to those shares, and the proxy materials were sent directly to you by the Company.

        Beneficial Owner of Shares Held in Street Name.    If your shares are held in an account at a brokerage firm, bank, broker-dealer, or other similar organization, then you are the beneficial owner of shares held in "street name," and the proxy materials were forwarded to you by that organization. The organization holding your account is considered the stockholder of record for purposes of voting at the Annual Meeting. As a beneficial owner, you have the right to direct that organization on how to vote the shares held in your account.

What is the quorum requirement for the Annual Meeting?

        The holders of a majority of all of the shares of the stock entitled to vote at the Annual Meeting, present in person or by proxy, constitute a quorum for the purpose of considering each proposal. Shares of the Company's common stock represented at the Annual Meeting, but not voted, including shares of the Company's common stock for which proxies have been received but for which stockholders have abstained from voting and broker non-votes will be treated as present at the Annual Meeting for purposes of determining the presence or absence of a quorum for the transaction of all business. In the event that a quorum is not present at the Annual Meeting, it is expected that the meeting will be adjourned or postponed to solicit additional proxies.

What is the voting requirement to approve each of the Proposals?

        For Proposal 1, the nominees must receive a plurality of the votes cast at the Annual Meeting to be elected as directors and to serve until the expiration of their term and until their successors are duly elected and qualified.

        For Proposal 2, the affirmative vote of the holders of a majority of the shares present in person or by proxy at the annual meeting and entitled to vote on Proposal 2 is required to pass the proposal. This vote is non-binding and in the event that it is not approved by a majority of shares voted at the Annual Meeting, the Audit Committee would reconsider its selection of Wolf & Company, P.C. as the Company's independent registered public accounting firm, but is not obligated to change its selection.

How are abstentions treated?

        Abstentions are counted for purposes of determining whether a quorum is present. If you do not vote for a nominee set forth in Proposal 1, or you indicate "withhold authority" for any nominee on your proxy card, your vote will not count "for" or "against" the nominee. If you "abstain" from voting for Proposal 2, it will have the same effect as if your vote was not cast with respect to this proposal.

How are proxies voted?

        All valid proxies received prior to the Annual Meeting will be voted. All shares represented by a proxy will be voted and, where a stockholder specifies by means of the proxy a choice with respect to any matter to be acted upon, the shares will be voted in accordance with the stockholder's instructions.

What happens if I do not give specific voting instructions?

        Stockholders of Record.    If you are a stockholder of record and you indicate when voting on the Internet or by telephone that you wish to vote as recommended by the Board, or sign and return a proxy card without giving specific voting instructions, then the proxy holders will vote your shares in the manner recommended by the Board on all matters presented in this Proxy Statement and as the proxy holders may determine in their discretion with respect to any other matters properly presented for a vote at the Annual Meeting.

        Beneficial Owners of Shares Held in Street Name.    If you are a beneficial owner of shares held in street name and do not provide the organization that holds your shares with specific voting instructions, under the rules of various national and regional securities exchanges, the organization that holds your shares may generally vote on routine matters but cannot vote on non-routine matters. If the organization that holds your shares does not receive instructions from you on how to vote your shares on a non-routine matter, the organization that holds your shares will inform the inspector of election that it does not have the authority to vote on this matter with respect to your shares. This is generally referred to as a "broker non-vote."

Which ballot measures are considered "routine" or "non-routine"?

        Typically, the election of directors and the ratification of appointment of an independent registered public accounting firm are matters that are considered routine by brokers and other nominees. A broker or other nominee generally has discretionary power to vote on routine matters, and therefore no broker non-votes are expected to exist in connection with Proposal 1 or 2.

        Stockholder proposals are matters that the Company believes will not be considered routine by brokers and other nominees. At present, there are no stockholder proposals for the Annual Meeting.

How are broker non-votes treated?

        Broker non-votes are counted for the purposes of determining whether a quorum is present. If a broker returns a proxy but does not vote on a proposal, this will constitute a "broker non-vote." A broker non-vote with respect to Proposal 1 and Proposal 2 will have no effect on the outcome of these proposals.

Can I revoke my proxy card and change my vote after I have voted?

        You may revoke your proxy and change your vote at any time before the final vote at the Annual Meeting. You may vote again on a later date via the Internet or by telephone (only your latest Internet or telephone proxy submitted prior to the Annual Meeting will be counted), by signing and returning a new proxy card or vote instruction form with a later date, or by attending the Annual Meeting and voting in person. However, your attendance at the Annual Meeting will not automatically revoke your proxy unless you vote again at the Annual Meeting or specifically request that your prior proxy be revoked by delivering a written notice of revocation to the Company's Corporate Secretary at One Conant Street, Danvers, Massachusetts 01923 prior to the Annual Meeting.

Is my vote confidential?

        Proxy instructions, ballots and voting tabulations that identify individual stockholders are handled in a manner that protects your voting privacy. Your vote will not be disclosed either within the Company or to third parties except as necessary to meet applicable legal requirements, to allow for the tabulation and certification of votes and to facilitate a successful proxy solicitation.

        Occasionally, stockholders provide written comments on their proxy cards, which may be forwarded to management and the Board.

Where can I find the voting results of the Annual Meeting?

        The preliminary voting results will be announced at the Annual Meeting. The final voting results will be tallied by a representative from Registrar and Transfer Company, who will serve as inspector of election, and published in the Company's Quarterly Report on Form 10-Q for the fiscal quarter ending on June 30, 2009.

How can I attend the Annual Meeting?

        Attendance to the Annual Meeting will be on a first-come, first-served basis. Registration will begin at 9:00 a.m., Eastern Time. Each stockholder may be asked to present valid picture identification such as a driver's license or passport and proof of stock ownership as of the Record Date. The use of cell phones, PDA's, pagers, recording and photographic equipment and/or computers is not permitted in the meeting rooms at the Annual Meeting.

What is the procedure and deadline to nominate individuals to serve as directors at the 2010 Annual Meeting of Stockholders?

        The Governance Committee has adopted procedures for the consideration of Board candidates submitted by stockholders. Any stockholder can submit the names of candidates for director by writing to the Governance Committee, care of the Corporate Secretary, at Danvers Bancorp, Inc., One Conant Street, Danvers, Massachusetts 01923. The Governance Committee must receive a submission not later than the close of business on the 90th day nor earlier than the close of business on the 120th day prior to the anniversary of the preceding year's Annual Meeting; provided, however, that in the event that the date of the Annual Meeting is advanced by more than 30 days before or delayed by more than 60 days after such anniversary date, notice by the stockholder to be timely must be so delivered not later than the close of business on the later of the 90th day prior to such Annual Meeting or the 10th day following the day on which public announcement of the date of such meeting is first made. The submission should include the following information:

  •
  The name and address of record of the stockholder;

  •
  A representation that the stockholder is a record holder of the Company's securities, or if the security holder is not a record holder, evidence of ownership in accordance with Rule 14a-8(b)(2) of the Securities Exchange Act of 1934, as amended (the "Exchange Act");

  •
  The name, age, business and residential address, educational background, current principal occupation or employment and principal occupation or employment for the preceding five full fiscal years of the proposed director candidate;

  •
  A description of the qualifications and background of the proposed director candidate which addresses the minimum qualifications and other criteria for Board membership approved by the Board from time to time and set forth in the Governance Committee Charter and which are discussed in further detail below in the section of this Proxy Statement titled "Board Nominations";

  •
  A description of all arrangements or understandings between the stockholder and proposed director candidate;

  •
  The consent of the proposed director candidate (i) to be named in the proxy statement relating to the Company's Annual Meeting of Stockholders and (ii) to serve as a director if elected as such Annual Meeting; and

  •
  Any other information regarding the proposed director candidate that is required to be included in a proxy statement filed pursuant to the rules of the Securities and Exchange Commission (the "SEC").

        A nomination for Board candidates submitted by a stockholder for presentation at an Annual Meeting must comply with the procedural and informational requirements in "Advance Notice of Business to be Conducted at an Annual Meeting." There were no submissions by stockholders of Board nominees for our Annual Meeting.

PROPOSAL 1: ELECTION OF DIRECTORS

        The Company's Board currently consists of 16 directors and one vacant seat due to the resignation of Director James C. Zampell in 2008. The Company's directors are elected to terms of three years and approximately one-third of the Board is elected annually. All of the Company's directors are independent under the current listing standards of the NASDAQ Global Select Market, except for Messrs. Bottomley, O'Neil and McCarthy, who currently serve as officers of the Company. Six directors will be elected at the Annual Meeting to serve for a three-year term until the 2012 Annual Meeting of Stockholders and until their respective successors have been duly elected. Proxies cannot be voted for a greater number of persons than the number of nominees named in the proxy.

        The Board has nominated Kevin T. Bottomley, Diane C. Brinkley, Robert J. Broudo, Craig S. Cerretani, Eleanor M. Hersey and Mary Coffey Moran for election as directors, each of whom has agreed to serve if so elected. Please refer to the sections entitled "Nominees for Director" and "Stock Ownership of Directors and Management" for additional information regarding the nominees.

        The following includes a discussion of the business experience for the past five years for each of our nominees and continuing directors. The indicated period for service as a director includes service as a director of Danversbank.

Nominees for Director

Term to Expire in 2012

        Kevin T. Bottomley, President and Chief Executive Officer.    Mr. Bottomley became Chief Executive Officer and President of Danversbank in 1996. He became Chairman of the Board of Directors in 2003. Prior to arriving at Danversbank, he was the Chief Lending Officer and Executive Vice President at Boston Private Bank & Trust Company. Mr. Bottomley began his career at Bankers Trust in 1976 in the Asia Pacific division and also worked for many years at The First National Bank of Boston as a Vice President in its Asia Pacific Division in the Reverse Multinational Group and in its London Branch. Mr. Bottomley earned his undergraduate degree from Harvard College in 1974 and earned his M.B.A. from the University of Virginia in 1976.

        Diane C. Brinkley.    Ms. Brinkley served as the President and owner of Murphy's Fruit Mart, Inc. in Danvers, Massachusetts from 1980 until her retirement in 2005.

        Robert J. Broudo.    Mr. Broudo has served as Headmaster of the Landmark School in Beverly, Massachusetts, a private school for students with learning disabilities, since 1990. He is a member of the Company's Governance and Compensation Committees.

        Craig S. Cerretani.    Mr. Cerretani is a founding principal of Longfellow Financial, LLC, in Boston, Massachusetts where he has served as an Employee Benefits Broker and Advisor since 1998. He earned his B.A. from The College of the Holy Cross in 1979. He is the Chair of the Company's Governance Committee.

        Eleanor M. Hersey.    Ms. Hersey is a retired treasurer of The Wakefield Corporation, a position she held from 1975 to 1989. Presently she is a partner and treasurer of Sunset Acres LLC, a real estate investment and management company. She serves on the Company's Audit Committee.

        Mary Coffey Moran, CPA.    Ms. Moran has been a financial consultant since 2001. She earned her B.A. in Economics from The College of the Holy Cross in 1977 and her M.B.A. and M.S. in Accounting from Northeastern University in 1979. She serves on the Company's Audit Committee.

Continuing Directors

Term to Expire in 2010

        Brian C. Cranney.    Mr. Cranney is President of the Cranney Companies in Danvers, Massachusetts, a diversified line of companies providing electrical, communications, HVAC and fabrication services for retail and commercial customers, which he founded in 1985. He serves on the Company's Governance and Executive Committees.

        John P. Drislane.    Mr. Drislane has been an independent commercial real estate developer since 2000 and is the former owner of Essex Bituminous Corp. He earned his B.A. in Finance from Babson College in 1970. He serves as the Chair of the Company's Audit Committee.

        John R. Ferris.    Mr. Ferris has served as the President and principal of Copley Capital, LLC, a commercial real estate investment and finance company in Newburyport, Massachusetts since 2004. From 1995 to 2004, he served as President of Mobility Services International, an employee relocation and mortgage company in which he held a 25% ownership interest. He earned his B.A. in Economics from Boston College in 1979. He serves as Chair of the Company's Compensation Committee and as a member of the Governance Committee.

        Thomas Ford.    Mr. Ford has served as President of T Ford Company, Inc., a civil and environmental contracting company since 1987. In addition, he is principal in a number of real estate developments that include residential and commercial land development, new home construction and commercial rental property. Mr. Ford earned his B.S. in Civil Engineering at Northeastern University in 1978 and his M.S. in Civil Engineering at the Georgia Institute of Technology in 1982. He also earned his M.S. in Real Estate Development at the Massachusetts Institute of Technology in 1985. He serves on the Company's Audit Committee.

        James J. McCarthy, Executive Vice President/Chief Operating Officer.    Mr. McCarthy was the President and Chief Executive Officer of Revere Federal Savings Bank and joined Danversbank as Executive Vice President when the merger of the two institutions took place in September 2001. Mr. McCarthy worked at Revere Federal Savings Bank for 16 years prior to the transaction and became the Chief Operating Officer of Danversbank in 2003. Prior to Revere Federal, Mr. McCarthy worked at Ernst & Young LLP for five years. He received his degree in Accounting from Northeastern University and became a CPA in 1983. Mr. McCarthy currently oversees the Finance, Retail Banking, Risk Management, Compliance, Facilities and Investment Departments of Danversbank.

Term to Expire in 2011

        Neal H. Goldman.    Mr. Goldman has served as Vice President for Industry Relations at Iron Mountain Group in Boston, Massachusetts since 1999. He earned his B.S. in Business from Boston University in 1973 and his M.B.A. from Babson College in 1979. He is a member of the Company's Compensation Committee.

        J. Michael O'Brien.    Mr. O'Brien is Chief Executive Officer and President of Eagle Air Freight, Inc. and Trustee of O'Brien Realty Trust of Chelsea, MA. He has held both positions since 1981. He serves as the Company's Lead Director, is a member of its Compensation and Executive Committees.

        John J. O'Neil, Executive Vice President/Chief Lending Officer.    Mr. O'Neil joined Danversbank as Executive Vice President, Senior Lending Officer in November of 2001. As a member of senior management, Mr. O'Neil is directly responsible for managing Danversbank's commercial and residential loan portfolios and developing new loan products. Mr. O'Neil joined Danversbank from MetroWest Bank, where he was Executive Vice President, Senior Lender. He was previously employed by Boston Private Bank & Trust Company, where he was Senior Vice President, Commercial Lending, and USTrust and Patriot Bank, where he was Senior Vice President, Commercial Lending. Mr. O'Neil also serves as President of One Conant Capital, a subsidiary of Danversbank.

        John M. Pereira.    Mr. Pereira has served as President of Combined Properties, Inc. since 1991, where he is currently Chief Executive Officer. He earned his B.S. from the University of Massachusetts at Dartmouth and his J.D. from Boston College Law School in 1981.

        Diane T. Stringer.    Ms. Stringer has served as the President and Chief Executive Officer of Hospice of the North Shore since 1989. She earned her B.S. in Nursing from Case Western Reserve University in 1976 and her M.S. in Health Policy from Harvard University in 1982.

Vote Required

        In order to elect the nominees to the Board of Directors, the nominees must receive a plurality of the votes cast at the Annual Meeting, either in person or by proxy.

Recommendation of the Board

THE BOARD RECOMMENDS A VOTE "FOR" EACH OF THE
NOMINEES TO THE BOARD OF DIRECTORS LISTED ABOVE

ROLE OF THE BOARD; CORPORATE GOVERNANCE MATTERS

        It is the critical function of the Board to oversee the Company's executive management in the competent and ethical operation of the Company on a day-to-day basis and to assure that the long-term interests of the stockholders are being served. To satisfy this duty, the directors take a proactive approach to their position, and establish appropriate policy to ensure that the Company is committed to success through maintenance of high standards of responsibility and ethics.

        Members of the Board bring to the Company a wide range of experience and knowledge. These varied skills provide for strong leadership and effective corporate governance. The Board works closely with senior management to provide for effective decision-making, compliance with Company policy and regulations and strong leadership. The Company's corporate governance policy is available for review at www.danversbank.com/investor_relations.

        During 2008, the Board met 7 times. Each director attended at least 75% of the combined total number of meetings of the Board and Board Committees of which he or she was a member. Consistent with the Company's corporate governance policy, the independent directors meet at least twice each year in executive session. In addition, the Company strongly encourages all directors and nominees to attend each Annual Meeting. Thirteen of the directors attended the Annual Meeting held on September 12, 2008 and the Company anticipates that all of the directors will attend the 2009 Annual Meeting.

        The Board of Directors has determined that, except as to Messrs. Bottomley, McCarthy and O'Neil, each member of the Board of Directors is an "independent director" within the meaning of the NASDAQ Global Select Market corporate governance listing standards. Messrs. Bottomley, McCarthy and O'Neil are not considered independent because they are executive officers of the Company.

Board Committees

        The Board has four standing committees: Executive, Governance, Audit and Compensation. The Board has adopted a written charter for each of the standing committees, which is available on the Company's website at www.danversbank.com/investor_relations.

        Executive Committee.    The Executive Committee consists of J. Michael O'Brien, Robert J. Broudo and Brian C. Cranney. The Executive Committee is responsible for directing and transacting any business of the Company which properly might come before the Board of Directors, except such as the Board only, by law, is authorized to perform. The Executive Committee documents its proceedings and reports on any actions taken at the next meeting of the Board of Directors.

        Governance Committee.    The Governance Committee consists of Craig S. Cerretani (Chair), Robert J. Broudo, Brian C. Cranney and John R. Ferris. The Governance Committee is responsible for the annual selection of the Board's nominees for election as directors and developing and implementing policies and practices relating to corporate governance, including implementing and monitoring the adherence to the Company's corporate governance policy. Each member of the Governance Committee is independent under the definition contained in the listing standards of the NASDAQ Global Select Market. The Governance Committee met a total of 5 times during 2008.

        Audit Committee.    The Audit Committee currently consists of John P. Drislane (Chair), Thomas Ford, Eleanor M. Hersey and Mary Coffey Moran. Duties of the Audit Committee include the following: reviewing annually the scope of the proposed internal audit and external audit activities, as well as the actual coverage of those activities; discussing the contents of our annual and quarterly consolidated financial statements with management, the independent registered public accounting firm and the chief auditor; appointing or terminating, determining the compensation of, and evaluating the quality and independence of, the independent registered public accounting firm; pre-approving the scope of services provided by and fees paid to the independent registered public accounting firm for audit, audit-related and permitted non-audit-related services; overseeing the internal audit function; reviewing the scope and content of examinations of the Company by banking and other regulatory agencies and reporting their conclusions to the Board; and reviewing with management and the Company's General Counsel the nature and status of significant legal matters. The report of the Audit Committee is included in this Proxy Statement. The Audit Committee met a total of 11 times during 2008.

        Compensation Committee.    The Compensation Committee consists of John R. Ferris (Chair), Robert J. Broudo, Neal H. Goldman and J. Michael O'Brien. The Compensation Committee is responsible for determining annual grade and salary levels for employees and establishing personnel policies. Each member of the Compensation Committee is independent under the listing standards of the NASDAQ Global Select Market. The report of the Compensation Committee is included in this Proxy Statement. The Compensation Committee met a total of 6 times during 2008.

Code of Business Conduct and Ethics

        The Company has adopted a Code of Business Conduct and Ethics that set forth standards of ethical business conduct for all directors, officers and employees of the Company. Additionally, the Code of Business Conduct and Ethics is in conformity with the requirements of the Sarbanes-Oxley Act of 2002 and the NASDAQ Global Select Market listing standards. A copy of the document and any amendments to or waivers from the Code of Business Conduct and Ethics, are available on the Company's website at www.danversbank.com/investor_relations.

        The Board has established a means for employees, customers, suppliers, stockholders and other interested parties to submit confidential and anonymous reports of suspected or actual violations of our Code of Business Conduct and Ethics relating, among other things, to:

  •
  Accounting practices, internal accounting controls or auditing matters and procedures;

  •
  Theft or fraud of any amount;

  •
  Insider trading;

  •
  Performance and execution of contracts;

  •
  Conflicts of interest; and

  •
  Violations of securities and antitrust laws.

        Any employee, stockholder or other interested party can submit a report to the Audit Committee either in writing to: Internal Audit Services, P.O. Box 161, Danvers, Massachusetts 01923; or by calling the Ethics Reporting Program at (800) 765-3277. Such reports may be submitted confidentially or anonymously. In addition, a report may be submitted by email to audit.services@danversbank.com. (Please note, however, that anonymity cannot be maintained for email.)

Audit Committee Financial Expert

        The Board has determined that Ms. Moran qualifies as an "audit committee financial expert" as defined by the SEC and that all members of the Audit Committee, Mssrs. Drislane and Ford, Ms. Hersey and Ms Moran, are independent in accordance with the listing standards of the NASDAQ Global Select Market and rules of the SEC and Federal Deposit Insurance Corporation.

Director Compensation

        The Company's primary goal is to provide competitive and reasonable compensation to independent directors in order to attract and retain qualified candidates to serve on the Company's Board. Directors who are also officers of the Company are not eligible to receive board fees. All fees earned are paid in cash and are eligible for deferral under the Non Qualified Deferred Compensation Plan, as defined below.

        The following table sets forth certain information as to the total remuneration paid to our directors other than Messrs. Bottomley, McCarthy and O'Neil for the year ended December 31, 2008. No compensation was paid to Messrs. Bottomley, McCarthy or O'Neil for their services as director.

Name	Fees Earned or Paid in Cash ($) (1)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Brinkley, Diane C	39,225	N/A	N/A	N/A	N/A	—	39,225
Broudo, Robert J	38,225	N/A	N/A	N/A	N/A	—	38,225
Cerretani, Craig S	48,025	N/A	N/A	N/A	N/A	—	48,025
Cranney, Brian C	43,800	N/A	N/A	N/A	N/A	—	43,800
Drislane, John P	45,900	N/A	N/A	N/A	N/A	—	45,900
Ferris, John R	56,600	N/A	N/A	N/A	N/A	—	56,600
Ford, Thomas	37,525	N/A	N/A	N/A	N/A	—	37,525
Goldman, Neal H	31,700	N/A	N/A	N/A	N/A	—	31,700
Hersey, Eleanor M	35,900	N/A	N/A	N/A	N/A	—	35,900
Moran, Mary C	35,900	N/A	N/A	N/A	N/A	—	35,900
O'Brien, J Michael	44,350	N/A	N/A	N/A	N/A	—	44,350
Pereira, John M	28,550	N/A	N/A	N/A	N/A	—	28,550
Stringer, Diane T	46,000	N/A	N/A	N/A	N/A	—	46,000
Zampell, James C(2)	15,700	N/A	N/A	N/A	N/A	—	15,700

(1)
Reflects all fees earned or paid for services as a director of Danvers Bancorp, Inc. and Danversbank ($800 per Board Meeting attended, $700 per Committee Meeting attended, and $1,250 monthly for the Danversbank Board of Investment Committee) and annual retainer paid in 2008 ($10,000) for services as a director earned during 2007. Also includes amounts which have been deferred at the election of the non-employee directors and compensation for serving on committees of the Board of Directors. Mr. O'Brien received $15,000 for services as Lead Director; Mr. Drislane received $10,000 for services as Chairman of the Audit Committee; Mr. Ferris received $10,000 for services as Chairman of the Compensation Committee; and Mr. Cerretani received $8,000 for services as Chairman of the Governance Committee.

(2)
Mr. Zampell resigned from the Board, effective March 14, 2008. Compensation was paid in 2008.

Cash Retainer and Meeting Fees for Non-Employee Directors

        The following table sets forth the applicable retainers and fees paid to our non-employee directors for their service on the Board of Directors of Danvers Bancorp, Inc. and Danversbank during 2008:

Fee per board meeting attended	$ 800
Fee per committee meeting attended	$ 700
Annual retainer	$10,000 / year(1)
Danversbank Board of Investment Committee member fee	$15,000 / year

    (1)
    Employee directors do not receive an annual retainer.

        Nonqualified Deferred Compensation Plan    The Company offers a nonqualified deferred compensation plan to provide directors with the opportunity to defer all or a portion of their fees. Deferrals are credited quarterly with interest at a rate equal to the average yield on the Company's loan portfolio for the preceding calendar year. Under the plan, directors designated as participants by the Board may defer bonus payments otherwise payable to them in the calendar year. Participants are 100 percent vested in their voluntary deferrals. Participants receive distributions from the plan upon separation from service or death, or on a fixed date selected by the participants. Plan benefits are paid in a lump sum or annual installments over a period not exceeding ten years, in accordance with participants' elections. Upon the death of the participant, the designated beneficiary receives any remaining payments due under the plan.

Other Benefits

        The Company provides individual long term care insurance to its directors.

Board Nominations

        The Governance Committee identifies nominees by evaluating the current members of the Board willing to continue in service. Current members of the Board with skills and experience that are relevant to our business and who are willing to continue in service are first considered for renomination, balancing the value of continuity of service by existing members of the Board with that of obtaining a new perspective. If any member of the Board does not wish to continue in service, or if the Governance Committee or the Board decides not to renominate a member for reelection, or if the size of the Board is increased, the Governance Committee would seek to identify appropriate director candidates. In addition, the Governance Committee is authorized by its charter, subject to prior approval from the Board, to engage a third party to assist in the identification of director nominees. The Governance Committee would seek to identify a candidate who at a minimum satisfies the following criteria:

  •
  Has the highest personal and professional ethics and integrity and whose values are compatible with the Company's;

  •
  Has experience and achievements demonstrating the ability to exercise and develop good business judgment;

  •
  Is willing to make the necessary time commitment to the Board and its committees, which includes being available for Board and Committee meetings;

  •
  Is familiar with the communities in which the Company operates and/or is actively engaged in community activities;

  •
  Is involved in other activities or interests that do not create a conflict with Board responsibilities or the Company's stockholders; and

  •
  Has the capacity and desire to represent the best interests of our stockholders as a group and not a special interest group or constituency.

        The Governance Committee will also take into account whether a candidate satisfies the criteria for "independence" as defined in the NASDAQ Global Select Market Corporate Governance Listing Standards, and if a candidate with financial and accounting experience is sought for service on the Audit Committee, whether the individual qualifies as an Audit Committee financial expert.

Communications with the Board

        Stockholders who wish to communicate with our Board or with any director can write to the Governance Committee, care of the Corporate Secretary, at Danvers Bancorp, Inc., One Conant Street, Danvers, Massachusetts 01923. This letter should indicate that the author is a stockholder and if shares are not held of record, should include appropriate evidence of stock ownership. Depending on the subject matter, the Corporate Secretary will forward the communication to the director(s) to whom it is addressed, or, if the inquiry is a request for information about the Company or a stock-related matter for example, the Corporate Secretary will respond directly. The Corporate Secretary will not forward the communication if it is primarily commercial in nature, relates to an improper or irrelevant topic, or is unduly hostile, threatening, illegal or otherwise inappropriate.

        At each Board meeting, the Corporate Secretary shall present a summary of all communication received since the last meeting and make those communications available to the directors upon request.

Transactions with Related Parties

        The Company's Code of Business Conduct and Ethics sets forth standards applicable to contracts with, and the retention of services of, any director or officer (or his or her related interest) in an amount exceeding $120,000, as required by our banking regulators. In general, the Code of Business Conduct and Ethics requires that such contracts or services shall be entered into only on substantially the same terms and conditions as those prevailing for comparable market transactions. The Code of Business Conduct and Ethics further requires that an insider who is a director who has an interest in a covered contract or service is required to formally abstain from negotiating, entering into, reviewing or approving any such contract or service. Moreover, the Code of Business Conduct and Ethics provides any covered contract or service with an insider requires the formal approval of a majority of the Board of Directors, excluding any individual(s) interested in such transaction. Although the foregoing written policy applies only with respect to transactions in excess of banking regulations, the Company generally follows the guidelines of such policy in connection with smaller transactions as well.

EXECUTIVE OFFICERS

        The following sets forth certain information regarding executive officers of the Company. Information pertaining to Messrs. Bottomley, McCarthy and O'Neil, who are both directors and executive officers of the Company, may be found in the section entitled "Directors."

Name	Position with Company	Age
David A. Lahive	Senior Vice President/Chief Credit Officer	44
Michael W. McCurdy	Senior Vice President/General Counsel and Secretary/	40
	Director of Retail Banking
Mary C. McGovern	Senior Vice President/Chief Accounting Officer	44
Jack M. Murray, Jr.	Senior Vice President/Chief Auditor	57
L. Mark Panella	Executive Vice President/Chief Financial Officer	53
Peter Z. Shabowich	Senior Vice President/Chief Investment Officer	46

        David A. Lahive, Senior Vice President/Chief Credit Officer.    Mr. Lahive is primarily responsible for the Company's credit quality administration, risk oversight, management of the loan review process and lending policies. Mr. Lahive joined Danversbank in May of 2002 as the Senior Vice President of Commercial Real Estate Lending and he was appointed Senior Credit Officer in October of 2007. He joined Danversbank from MetroWest Bank where he was the Senior Vice President of Commercial Real Estate Lending. Prior to MetroWest Bank, he was employed by The Boston Five Cents Savings Bank as a Commercial & Construction Lending Officer.

        Michael W. McCurdy, Senior Vice President/General Counsel and Secretary/Director of Retail Banking.    Mr. McCurdy was the President and Chief Executive Officer of BankMalden and joined Danversbank as a Senior Vice President for Legal and Corporate Operations when the merger of the two institutions took place in February, 2007. He currently oversees Danversbank's Retail and Legal Departments. Prior to his tenure at BankMalden, Mr. McCurdy worked as an associate with a Boston law firm. Mr. McCurdy earned his B.A. in Political Science from University of California at Santa Barbara in 1990 and his J.D. from Suffolk Law School in 1996.

        Mary C. McGovern, Senior Vice President/Chief Accounting Officer.    Ms. McGovern joined Danversbank in May of 1999 as an Assistant Treasurer in the Finance Department. She has 20 years of banking experience having worked as a Financial Officer at Boston Private Bank for seven years and for four years as Assistant Controller at Capital Crossing Bank in Boston. Ms. McGovern was promoted to Assistant Vice President and Controller in January 2000 and to Vice President in March of 2002. She was promoted to First Vice President in November 2004, Chief Accounting Officer in December 2006, and to Senior Vice President in September of 2008. She manages the Finance Department, which is responsible for all financial reporting, wire transfer processing, budgeting, account reconciliations as well as maintaining all aspects of the general ledger. Ms. McGovern received her Bachelor of Arts degree in Mathematics from Emmanuel College and her M.B.A. in Finance at Babson College.

        Jack M. Murray, Jr., Senior Vice President/Chief Auditor.    Mr. Murray joined Danversbank in 2002 as Vice President, Risk Management. He previously held positions with MetroWest Bank as Senior Vice President—Director of Internal Audit from 1998 to 2001, and as Senior Manager at KPMG LLP from 1994 to 1998. Mr. Murray oversees the Internal Audit function. He reports directly to the Audit Committee of the Board of Directors and administratively to James J. McCarthy, Executive Vice President & Chief Operating Officer.

        L. Mark Panella, Executive Vice President/Chief Financial Officer.    Mr. Panella joined Danversbank in July of 1995 as Senior Vice President and Chief Financial Officer. He previously worked at Boston Private Bank & Trust Company as the Chief Financial Officer, Senior Operations

Officer and Treasurer. He has also worked for two companies that provided software solutions to the banking industry. Mr. Panella is primarily responsible for the Company's financial reporting, investor relations, budgeting, insurance contract negotiations and overall accounting and regulatory compliance. He earned his B.A. in Economics from Dartmouth College in 1978.

        Peter Z. Shabowich, Senior Vice President/Chief Investment Officer.    Mr. Shabowich joined Danversbank in June of 1983. Mr. Shabowich manages the Company's investment portfolio, is responsible for external borrowings, and formulates ALCO strategies. Mr. Shabowich works with the loan department on interest rate swaps and derivative products. In addition, Mr. Shabowich serves as the Company's Director of Security. Mr. Shabowich earned a B.A. from Merrimack College in 1986, his M.B.A from Salem State College in 1993 and his M.S. in Criminal Justice Administration from Western New England College in 1995.

 SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS,
DIRECTORS AND MANAGEMENT

        Persons and groups who beneficially own in excess of five percent of the Common Stock are required to file certain reports with the SEC regarding ownership. The following table sets forth, as of the Record Date, the shares of Common Stock beneficially owned by each person who was the beneficial owner of more than five percent of the Company's Common Stock, including shares owned by its directors and executive officers.

Name and Address of Owner	Shares of Common Stock	Percent of Class of Ownership
First Bankers Trust Services, Inc.	1,356,030	7.6%
as Trustee for the Danvers Bancorp, Inc. Employee Stock Ownership Plan(1) One Conant Street Danvers, MA 01923
Wellington Management Company, LLP(2)	1,243,757	7.0%
75 State Street Boston, MA 02109

(1)
Reflects shares held in ESOP for the benefit of employees of the Company as of the record date. The Trustee is subject to fiduciary duties under ERISA. The Trustee disclaims beneficial ownership of the shares of common stock held in the ESOP.

(2)
Based exclusively on a Schedule 13-G filed by Wellington Management Company, LLP, on February 17, 2009. The filer claimed shared power to vote or direct the vote of 1,044,375 shares and shared power to dispose or to direct the disposition of 1,243,757 shares.

        The following table details, as of the Record Date, information concerning the beneficial ownership of our Common Stock by:

  •
  Each director;

  •
  Our principal executive officer, principal financial officer and principal operating officer in 2008 (collectively, "Named Executive Officers"); and

  •
  All directors and Named Executive Officers as a group.

        In general, beneficial ownership includes those shares that can be voted or transferred.

Director	Age	Position	Director Since	Term Expires	Amount and Nature of Beneficial Ownership (1)(2)		Percent of Class(3)
NOMINEES
Kevin T. Bottomley	56	Chairman, President and Chief Executive Officer	1996	2012	22,651	(4)	*
Diane C. Brinkley	59	Director	1988	2012	1,000		*
Robert J. Broudo	60	Director	1998	2012	2,000		*
Craig S. Cerretani	55	Director	2003	2012	20,000		*
Eleanor M. Hersey	73	Director	1988	2012	3,000		*
Mary Coffey Moran	53	Director	2007	2012	15,000		*
DIRECTORS CONTINUING IN OFFICE
Brian C. Cranney	52	Director	2002	2010	10,000		*
John P. Drislane	65	Director	1996	2010	20,000		*
John R. Ferris	52	Director	1993	2010	16,924		*
Thomas Ford	53	Director	1999	2010	32,500	(6)	*
Neal H. Goldman	57	Director	2004	2011	40,100	(7)	*
James J. McCarthy	48	Executive Vice President, Chief Operating Officer	2001	2010	28,369		*
J. Michael O'Brien	55	Director	2001	2011	25,700	(8)	*
John J. O'Neil	55	Executive Vice President, Chief Lending Officer	2001	2011	25,837	(5)	*
John M. Pereira	53	Director	2007	2011	40,000		*
Diane T. Stringer	55	Director	1999	2011	7,500		*
NAMED EXECUTIVE OFFICERS WHO ARE NOT DIRECTORS
L. Mark Panella	53	Executive Vice President, Chief Financial Officer	N/A	N/A	20,559		*
Directors and Officers as a group (17) persons					331,140		1.93%

*
Less than 1%.

(1)
Except as otherwise noted, each person has sole, or shared with spouse, voting and dispositive power as to the shares reported.

(2)
Does not include 650,000 shares owned by the Danversbank Charitable Foundation, Inc. The directors of the foundation are Messrs. Goldman, Pereira, O'Brien, O'Neil, Ardiff and Dawley, Ms. Hersey, Ms. Stringer and Ms. Brinkley. The President, Treasurer and Clerk are Messrs. Bottomley, McCarthy and Ford, respectively.

(3)
Calculated based on outstanding shares of Common Stock on December 31, 2008.

(4)
Includes 6,000 shares owned by Mr. Bottomley's spouse.

(5)
Includes 1,600 shares held in an IRA owned by Mr. O'Neil's spouse.

(6)
Includes 15,000 shares held in an IRA owned by Mr. Ford's spouse.

(7)
Includes 20,000 shares held in a trust of which he is trustee and 20,000 shares owned by a corporation of which Mr. Goldman is President.

(8)
Includes 5,500 shares held by Mr. O'Brien's sons, 200 shares jointly owned with a family member and 20,000 shares owned by a trust of which Mr. O'Brien is trustee.

Section 16(a) Beneficial Ownership Reporting Compliance

        The Company's common stock is registered with the SEC pursuant to Section 12 of the "Exchange Act. Accordingly, our directors, senior management and beneficial owners of more than 10% the Company's common stock are required to disclose beneficial ownership and changes in beneficial ownership on Forms 3, 4 and 5, which are filed with the SEC. At the present time, the Company has no knowledge of any individual, group or entity with beneficial ownership of more than 10% of the Company's common stock. In addition, based on the Company's review of ownership reports, the Company believes its directors and senior management timely complied with the reporting requirements of Section 16(a) for the period ended December 31, 2008.

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

Overview

        This section provides a description of the roles and responsibilities of the Compensation Committee of the Company's Board of Directors. Additionally, this section details the Company's executive compensation philosophy and contains a discussion of each material element of the Company's executive officer compensation program as it relates to the following "named executive officers" (the "Named Officer(s)") whose compensation information is detailed more completely in the tables contained in the following section:

Kevin T. Bottomley	President & Chief Executive Officer
James J. McCarthy	Executive Vice President/Chief Operating Officer
John J. O'Neil	Executive Vice President/Chief Lending Officer
L. Mark Panella	Executive Vice President/Chief Financial Officer
Paul E. Flynn	Executive Vice President/Asset Based Lending Officer

Executive Summary

        In 2008, the Compensation Committee's role in carrying out the Company's executive compensation program was impacted by the year's extraordinary economic events, the significant challenges facing the financial services industry, and the Company's recent conversion from a mutual holding company to a stock bank. These challenges required the Compensation Committee to adopt a more dynamic and flexible approach as the year progressed in its evaluation of the Company's executive compensation program. The Compensation Committee met throughout the year to review and, as necessary, revise certain components of the Company's executive compensation program to ensure that it was reasonable and appropriate given the challenges the Company (and industry) faced in 2008. In 2009, the Compensation Committee will continue to review and monitor the Company's overall compensation program in light of the Company's relative youth as a publicly traded company and the challenges facing the financial industry as a whole.

Role of the Compensation Committee

        The Compensation Committee is responsible for discharging the Board's responsibilities regarding the total compensation philosophy, program and practices as they relate to the Company's directors and Named Officers. The primary purpose of the Compensation Committee is to develop, approve and implement compensation policies and plans that are fair and appropriate to attract, retain and motivate executives to further the Company's long-term strategic plan and drive stockholder value. The Compensation Committee believes that the most effective compensation program is one that is designed to attract and retain qualified and experienced officers and, at the same time, is reasonable and competitive.

        The Compensation Committee meets throughout the year and held 6 meetings in 2008. The frequency of the meetings was indicative of the work undertaken by the Compensation Committee to provide for a reasonable, competitive and sound compensation program. The Compensation Committee also reviewed and updated its charter in 2008 to more clearly define its role, a copy of which can be viewed on the Company's website at www.danversbank.com/investor_relations. Four members of the Board serve on the Compensation Committee, each of whom is independent.

Use of Consultants

        The Compensation Committee has the authority to engage independent compensation consultants to assist it in the compensation process. The consultants are retained by and report directly to the Compensation Committee. The Compensation Committee places no restrictions on consultants within the scope of contracted services. The Compensation Committee does not prohibit management from engaging these consultants for other services; however, any engagements must be approved by the Compensation Committee. The consultants provide expertise and information about competitive trends in the employment marketplace, including established and emerging compensation practices at other companies.

        During 2007 and 2008, the firm of Pearl Meyer & Partners ("PM&P") served as the Compensation Committee's independent compensation consultant for the purpose of evaluating the Company's compensation philosophy and objectives and compensation programs, including a comprehensive review of executive officer and Board compensation and providing ongoing advice to the Compensation Committee throughout the year. Additionally, the Compensation Committee utilized the services of the law firms of Goodwin Procter LLP and Hogan & Hartson LLP on issues related to executive and board compensation. The Compensation Committee has direct access to these legal and compensation advisors throughout the year.

Role of Executive Officers and Management

        The Compensation Committee regularly meets in executive session. The Compensation Committee occasionally requests one or more members of executive or senior management to be present at committee meetings where executive compensation and Company or individual performance are discussed and evaluated. Executives may provide insight, suggestions or recommendations regarding executive compensation. However, only Compensation Committee members vote on decisions regarding executive compensation.

        The Company's President and Chief Executive Officer provides recommendations to the Compensation Committee on matters of compensation philosophy, performance measures, plan design and the general guidelines for executive officer compensation and these recommendations are then considered by the Compensation Committee. The Compensation Committee meets with the President and Chief Executive Officer to discuss his performance and compensation package, but ultimately decisions regarding his package are made solely based upon the Compensation Committee's deliberations, as well as input from the compensation consultant, as requested. The Compensation Committee reviews recommendations from the President and Chief Executive Officer, as well as input from the compensation consultant as requested, in its approval of compensation decisions regarding other executive officers.

Compensation Philosophy and Objectives

        The Compensation Committee believes that the most effective compensation program is one that is designed to attract and retain qualified and experienced officers and, at the same time, is reasonable, competitive, and aligned with our compensation (or pay-for-performance) philosophy. The Compensation Committee uses a combination of widely recognized industry surveys and publicly available proxy data for purposes of comparing appropriate compensation levels for all of the Company's senior executives. In utilizing these surveys and data, the Compensation Committee gives particular attention to banks of comparable size and geographic location, and seeks to ensure the Company's compensation programs are reasonably structured when compared with banking franchises of similar size, scope and business model.

        Our philosophy is to focus our executive compensation package on pay-for-performance which is represented through a combination of short and long-term incentives. The mix of executive compensation is heavily weighted toward incentive pay. This allows us to target market median total compensation for meeting our performance goals while varying actual compensation to reflect our actual performance both short-term and long-term. We believe that superior performance should be rewarded with above-average pay (e.g., 75th percentile) while less than average performance should result in lower than average pay. We recognize that the pay-performance relationship is dynamic and varies year to year. However, our goal is that sustained high performance should be rewarded by above market total compensation.

        To achieve that philosophy, we place a significant portion of total compensation in variable (or incentive) pay. Consistent with prior years, the annual cash bonus represented a significant element of compensation for the Named Officers in 2008. Compensation awards under this Annual Incentive Plan (the "Incentive Plan") are designed to reward individual and Company performance as measured by specified metrics that are defined at the beginning of each fiscal year. In the past, the Company utilized a phantom equity plan (the "Phantom Stock Plan") to ensure that executives had the best long-term interests of the Company in mind when managing the business. In 2008, following its conversion from a mutual holding company to a stock holding company, the Company's stockholders approved the implementation of the Danvers Bancorp, Inc. 2008 Stock Option and Incentive Plan (the "Stock Plan") as part of the Company's executive compensation program. The Company's Stock Plan was implemented in February 2009, and replaced the Phantom Stock Plan, which was discontinued in 2007. The Stock Plan will continue to allow the Company the ability to include long-term incentives in our total compensation program. Stock-based incentives are a critical means to ensuring executives are aligned with shareholder interests and focused on the sustained long-term performance of the Company. Executive benefits are also important elements, but not the primary driver of our total compensation package.

Compensation Benchmarking

        The Compensation Committee uses market data provided by an independent compensation consulting firm to provide a basis for compensation decisions. In late 2007, the Compensation Committee hired PM&P, a nationally recognized executive compensation firm, to conduct a comprehensive competitive market review that was used to make 2008 compensation decisions. The market review included data from a peer group (the "Peer Group") of institutions of similar asset size and regional location as well as data from several banking industry surveys. The 2008 Peer Group consisted of 22 institutions ranging from $1 billion to $2.5 billion in total asset size. The survey data used similar size and geographic scope cuts. The comparable companies are reviewed annually and are subject to change, depending upon changes in the marketplace, acquisitions, divestures and business focus of the Company or comparable companies. In selecting the peer group, or survey scope cut, the objective is to position the Company at approximately the median of the data group.

        The Peer Group was as follows:

Assets of $1 Billion—$2.5 Billion
Independent Bank Corp.	Suffolk Bancorp
Hudson Valley Holding Corp.	Northfield Bancorp, Inc (MHC)
Washington Trust Bancorp, Inc.	Alliance Financial Corporation
Tompkins Financial Corporation	Rockville Financial, Inc. (MHC)
Bershire Hills Bancorp, Inc.	Peapack-Gladstone Financial Corporation
Financial Institutions, Inc.	Canandaigua National Corporation
Camden National Corporation	First National Lincoln Corporation
State Bancorp, Inc.	Merchants Bancshares, Inc.
Arrow Financial Corporation	Smithtown Bancorp, Inc.
Century Bancorp, Inc.	Enterprise Bancorp, Inc.
Bancorp Rhode Island, Inc.	Westfield Financial, Inc.

2008 Compensation Elements and Decisions

        In 2008, the compensation of the Named Officers primarily consisted of the following elements:

  •
  annual base salaries;

  •
  annual cash bonuses;

  •
  retirement benefits; and

  •
  perquisites and other personal benefits.

        Going forward, the compensation of Named Officers will include long-term incentives in the form of restricted stock and stock option compensation, in accordance with the provisions of the Stock Plan approved by stockholders on September 12, 2008.

Annual Base Salaries

        The Company provides its executive officers with an annual base salary to compensate them for services rendered during the year. The Compensation Committee targets annual base salary ranges that are competitive with the market median (e.g. 50th percentile) for each executive's specific role. Competitive pay ranges represent a range +/-15% of the market median to provide guidelines for the Compensation Committee in making pay decisions. Actual pay levels for each executive are reviewed and determined annually based on an assessment of the executive officer's level of achievement and experience in the role. Merit increases normally take effect in January of each year. During its review of base salaries for executives, the Compensation Committee considered:

  •
  market data;

  •
  an internal review of the executive's compensation, both individually and relative to other executive officers;

  •
  the individual performance of the executive;

  •
  the qualifications and experience of the officer; and

  •
  the Company's financial condition and results of operations.

        In 2008, the Compensation Committee set the annual base salaries for the Named Officers at levels that were consistent with the market analysis and pay guidelines developed by PM&P and reflective of the Compensation Committee's assessment of the individual officer's level of achievement, experience and performance in 2007. In certain cases, the annual base salary for a Named Officer exceeded the 50th percentile of the Peer Group. In these cases, the Compensation Committee determined that the unique leadership and experience of these individuals warranted an annual base salary that exceeded the targeted median level.

Annual Cash Bonuses

        In 2008, the Company's Named Officers were eligible to receive an annual cash bonus as part of the Company's Incentive Plan. The Plan provides for target cash awards of 40% of annual base salary for the President and Chief Executive Officer and 35% of annual base salary for the remaining Named Officers. The actual opportunity for each executive ranges from 50% of target for achieving threshold or minimum performance to 150% of target for achieving superior performance. If acceptable performance for the Company or the executive is not achieved at least at threshold level, an incentive award will not be paid.

        The actual bonuses awarded under the Incentive Plan are determined at the end of the fiscal year based on the achievement of Company and individual performance goals.

        For 2008, two performance metrics were used in establishing the goal for the Incentive Plan pool: (1) Company performance as measured against a predetermined pre-tax income target (excluding extraordinary items), which accounted for 60% of the pool; and, (2) the Company's efficiency ratio as compared to the top 20th percentile of the Peer Group, which accounted for the remaining 40% of the pool. The final pool was then used to allocate awards throughout the Company. Regardless of performance, the total bonus pool for the Incentive Plan was capped at 20% of total pre-tax income (excluding extraordinary items).

        In 2008, the Company achieved 100% of the pre-tax income goal (which resulted in 60% toward the pool) and 65% of the efficiency metric (which resulted in 25% toward the pool), resulting in the total achievement of 85% of the Company's goal for funding as outlined in The Incentive Plan. However, because of the total bonus pool cap, the pool was capped at 80% funding to remain under 20% of total pre-tax income.

        While the pre-tax income and efficiency ratio metrics are used to determine funding of the Incentive Plan, actual payouts consider each executive's individual performance relative to specified performance goals. In making awards to Named Officers, the Compensation Committee considers a combination of Company and individual performance factors. As a result of unprecedented conditions in the general economy, the financial services industry and the credit markets, the Compensation Committee also decided to consider asset quality metrics, the performance of the Company's investment portfolio, and loan growth in its evaluation of the performance of the Named Officers. These metrics were chosen based on the Compensation Committee's assessment of the most significant challenges facing the financial industry and the Compensation Committee's decision to evaluate and, if necessary, recognize the performance of management in these particularly critical areas.

        In 2008, despite the turmoil in the financial industry, the Company's performance was exceptionally strong. In addition to meeting our net income goal, our non-performing loans, non-performing assets and delinquent loans were at very satisfactory and, in certain cases, improved levels as compared to the prior year-end. Additionally, the Company did not suffer any impairment to its investment portfolio in 2008. Finally, the Company achieved significant growth in its loan portfolio and better than anticipated penetration of the C&I loan market in Eastern Massachusetts.

        After reviewing the Company's broader performance in these areas and combined with its evaluation of the individual achievement of each Named Officer, the Compensation Committee authorized cash bonus payments for the Named Officers for the fiscal year 2008. In the case of the President & Chief Executive Officer, Chief Operating Officer and Chief Lending Officer, the Compensation Committee awarded a bonus equivalent to 150% of the target awards to reflect superior individual performance and leadership in successfully retaining high levels of performance through a challenging year. The Compensation Committee awarded the Chief Financial Officer and Senior Asset Based Lending Officer awards that were equivalent to 90% of the target incentive level in the case of the Chief Financial Officer and 100% of the target incentive level in the case of the Senior Asset Based Lending Officer. Although the awards were within the plan guidelines and reflect individual and Company performance, we report any awards above the 80% funded plan amounts as discretionary bonuses in our Summary Compensation Table.

        For 2009, the Compensation Committee will continue to refine its annual incentive plan and performance goals to reflect the Company's public status and growth strategy. The Compensation Committee will be reviewing specific metrics and plan design parameters to ensure the incentive continues to motivate and reward appropriate performance achievements.

Long-Term Incentives

        Stock Option and Incentive Plan.    On September 12, 2008, the stockholders approved the Danvers Bancorp, Inc. 2008 Stock Option and Incentive Plan and authorized management to implement the

Stock Plan, including the issuance of restricted stock grants and stock options, after January 9, 2009. The purpose of the Stock Plan is to align management and Board interests with those of the Company's stockholders and provide a means for the Company to attract and retain superior employees and directors. On February 9, 2009, the Compensation Committee approved the restricted stock and stock option grants to the directors of the Company and the members of senior management, including the Named Officers. Awards were made within regulatory limits and in line with the Company's compensation philosophy.

        The Stock Plan replaces the Company's Phantom Stock Plan as a long-term incentive plan. On January 25, 2008, as a result of the Company's conversion from a mutual holding company to a stock holding company, the Company terminated its Phantom Stock Plan and the value of the vested shares was distributed to plan participants. The phantom shares which vested upon the completion of the conversion with respect to Messrs. Bottomley, McCarthy, O'Neil, and Panella had a value of $2,592,000, $1,082,000, $1,060,000, and $268,000. (Mr. Flynn did not receive any stock under the Phantom Stock Plan.)

        Split-Dollar Life Insurance Agreement.    The Company is the sole owner of a life insurance policy pertaining to Mr. Bottomley, whereby the Company will pay to Mr. Bottomley's estate or beneficiary a portion of the death benefit that the Company will receive as beneficiary of such policy.

Retirement Benefits

        401(k) Plan.    The Company provides all of its employees, including the Named Officers, with tax-qualified retirement benefits through the Company's 401(k) plan. We believe that a 401(k) plan is an attractive retirement vehicle in recruiting superior officers. All Named Officers that meet the eligibility requirements participate in the 401(k) plan on a non-discriminatory basis. Named Officers, like other employees, may begin deferring compensation as of the first day of the month following the completion of twelve months of employment with the Company. The Company provides a 401(k) match equal to 100% of participant contributions, up to 4% of each participant's compensation.

        The Company's 401(k) plan has an individual account for each participant's contributions and allows each participant to direct the investment of his or her account in a variety of investment funds. In connection with the conversion, the plan added an additional investment alternative, the Danvers Bancorp Stock Fund. The Danvers Bancorp Stock Fund permits participants to invest up to 50% of their account balances in the Company's common stock.

        Nonqualified Deferred Compensation Plan.    Since contributions to the 401(k) plan are subject to IRS limits, the Company offers a nonqualified deferred compensation plan to provide certain Named Officers, with the opportunity for additional deferrals. A similar arrangement is also available to the Company's directors. Deferrals are credited with interest at a rate equal to the average yield rate on the Company's loan portfolio for the preceding calendar year. Under the plan, Named Officers designated as participants by the Board of Directors may defer bonus payments otherwise payable to them in the calendar year. Participants are 100 percent vested in their voluntary deferrals. Participants receive distributions from the plan upon separation from service or death, or on a fixed date selected by the participants. Plan benefits are paid in a lump sum or annual installments over a period not exceeding ten years, in accordance with participants' elections. Upon the death of the participant, the designated beneficiary receives any remaining payments due under the plan.

        No Named Officers are participating in our deferred compensation plan. Accordingly, the "Nonqualified Deferred Compensation Table" is omitted.

        Supplemental Executive Retirement Plan.    The Company also provides supplemental executive retirement benefits for Messrs. Bottomley, McCarthy, and O'Neil through a supplemental executive retirement plan (the "SERP"). The Company provides these retirement benefits in order to remain competitive and to attract and retain our senior executives who were hired later on in their careers. Under this SERP, the Company provides Messrs. Bottomley, McCarthy and O'Neil with an annual benefit payable for 15 years upon retirement and after attaining age 65 equal to a fixed percentage of the average compensation of their highest three calendar years within the final five calendar years of their employment, reduced by the sum of the benefits payable under our pension plan, the bank-funded benefits under our 401(k) plan and 50 percent of Social Security benefits. The fixed percentage is 75 percent in the case of Mr. Bottomley and 65 percent for Messrs. McCarthy and O'Neil.

        Effective April 11, 2008, the Compensation Committee voted to allow L. Mark Panella, the Company's Chief Financial Officer, to participate in the SERP. Under the SERP, Mr. Panella is entitled to receive the same benefits under the plan as Messrs. Bottomley, McCarthy and O'Neil, subject to a fixed percentage of the average compensation of his highest three calendar years within the final five calendar years of his employment of 60 percent. As a result of Mr. Panella's participation in the SERP, his previous Supplemental Retirement Agreement with the Company has been terminated.

        If a participant dies while employed by the Company, his beneficiary is entitled to receive 15 annual payments equal to a fixed percentage of the average compensation of the participant's highest three calendar years within the final five calendar years of the participant's employment. The fixed percentage is 75 percent in the case of Mr. Bottomley, 65 percent for Messrs. McCarthy and O'Neil, and 60 percent for Mr. Panella. Participants may also retire early at age 60 with ten years of service and receive a reduced benefit. Reduced benefits are also payable if a participant is terminated without cause prior to attaining early or normal retirement age. The reduction for payment of benefits prior to attainment of age 65 is waived if a participant's employment is terminated on account of death, disability or termination of employment after a change of control. The Company believes that the benefits payable to participants after termination are appropriate and consistent with the purposes of providing competitive retirement benefits and attracting and retaining our senior executives who were hired later on in their careers. The Company's executives view the SERP benefit as a critical component of their compensation package. If they are unable to continue working for us until their normal retirement age as a result of disability, death or termination without cause, the Company believes it is appropriate to provide them with a certain level of benefits in these circumstances. In lieu of payments over 15 years, a participant may also elect to receive his benefit in a lump sum.

        Supplemental Retirement Agreement.    Prior to April 11, 2008, the Company and Mr. Panella were parties to a supplemental retirement agreement to which the Company agreed to provide Mr. Panella with 216 monthly retirement payments of $7,463 each upon his retirement from us after attaining age 65. He may also retire early at age 60 with 15 years of service and receive a reduced benefit. Instead of receiving 216 monthly payments, Mr. Panella may also elect to receive his benefit in a single lump sum or in 60 or 120 monthly installments. Effective April 11, 2008, Mr. Panella's retirement agreement was terminated, as he became a participant in the Company's SERP.

        Employee Stock Ownership Plan.    In January 2008, the Company adopted an employee stock ownership plan for its eligible employees who have attained age 21 and have completed one year of service. The Company engaged an independent third party trustee to purchase, on behalf of the employee stock ownership plan, that number of shares equal to 8% of the sum of the number of shares sold in the offering plus the number of shares contributed to the Charitable Foundation, the total of which is 1,427,400 shares. The third party trustee funded its purchase in the offering through a loan from the Company. The loan was equal to 100% of the aggregate purchase price of the Common Stock. The loan to the employee stock ownership plan is repaid principally from the Company's contributions to the employee stock ownership plan and dividends payable on Common Stock held by the employee stock ownership plan over the anticipated 20-year term of the loan. The interest rate for the employee stock ownership plan loan is currently 3.25%.

        Participants will vest in the benefits allocated under the employee stock ownership plan upon completion of three years of service. A participant will also become fully vested at retirement, upon death or disability or upon termination of the employee stock ownership plan. Benefits are generally distributable upon a participant's termination from employment. Any unvested shares that are forfeited upon a participant's termination of employment will be reallocated among the remaining plan participants.

        Plan participants are entitled to direct the plan trustee on how to vote common stock credited to their accounts. The trustee will vote allocated shares held in the employee stock ownership plan as instructed by the plan participants and unallocated shares will be voted in the same ratio on any matter as those shares for which instructions are given, subject to the fiduciary responsibilities of the trustee.

        ESOP Restoration Plan.    In 2008, the Company implemented an ESOP Restoration Plan that provides benefits to selected officers whose benefits under the Company's employee stock ownership plan are limited by applicable tax limits. The amount of benefits is limited to the amount that would have been provided under our employee stock ownership plan but for the application of the tax limits. Benefits are payable in cash to participants upon their termination of employment. In 2008, Messrs. Bottomley, McCarthy and O'Neil were eligible for coverage by the Company's ESOP Restoration Plan.

        Employment Agreements.    The Company provides Employment Agreements for certain Named Officers. The Company entered into these agreements in connection with its conversion to a publicly-held stock institution. The agreements were intended to provide the Company with the continued employment and undivided attention of its Named Officers during and following the conversion without the potential distraction resulting from the reduction of job security inherent in employment by a publicly held institution. The agreements provide assurances to Named Officers regarding the continued payment of salary and benefits in the event of involuntary termination or a change in control of the Company. The agreements appropriately reflect the changed nature of executive employment with a publicly-held company compared to a mutual institution. See "Named Executive Compensation—Employment Agreements" beginning on page 31 of this Proxy Statement.

Perquisites and Other Personal Benefits

        The Company's benefits program is designed to provide moderately competitive market/industry income replacement plans in the event of executive retirement, sickness, accident, death and disability. Given the Company's desire to focus the majority of its total compensation on performance-based rewards, the Company strives to provide meaningful financial and welfare benefit security for the Named Officers of the Company.

        The Company also offers various fringe benefits to its Named Officers including group policies for medical insurance and individual long term care insurance (excluding Mr. Flynn). The Company provides individual and family coverage to Named Officers, with the executive officer being responsible for a portion of the premium. The Company's Named Officers are provided with an automobile allowance, and the Company pays club dues for certain Named Officers and provides tax gross-ups for these perquisites. The Compensation Committee believes these benefits are appropriate and assist these officers in fulfilling their employment obligations.

Impact of Accounting and Tax on the Form of Compensation

        The Compensation Committee and management consider the accounting and tax (individual and corporate) consequences of the compensation plans prior to making changes to the plans. In the consideration of equity awards going forward the Compensation Committee intends to consider the impact of the Statement of Financial Accounting Standards No. 123(R) and Section 162(m) of the

Internal Revenue Code (which limits deduction of compensation paid to Named Officers to $1,000,000 unless the compensation is "performance-based").

Clawback Policy

        In addition to any other remedies available to the Company and subject to applicable law, if the Board or any committee of the Board determines that it is appropriate, the Company may recover in whole or in part any bonus, incentive payment, equity award or other compensation received by an officer of the Company to the extent that such bonus, incentive payment, equity award or other compensation is or was based on any financial results or operating metrics that were impacted by the officer's knowing or intentional fraudulent or illegal action.

Stock Ownership Guidelines

        The Compensation Committee believes that Company stock ownership by Company directors and executive officers strengthens their commitment to the Company's future and further aligns their interests with those of the Company's stockholders. The Compensation Committee encourages the Company's directors and executive officers to purchase and own Company stock and discourages sales of Company stock except pursuant to a pre-arranged plan. The Compensation Committee is of the opinion that the number of shares of the Company's stock owned by each director and executive officer is a personal decision and, independent of any stock ownership requirements that are imposed by law, does not require directors or executive officers to purchase and/or own Company stock. The Compensation Committee will review the Company's policy on Company stock ownership on a periodic basis to evaluate the stock ownership practices of directors and executive officers and to consider any necessary changes or enhancements to the Company's policy on Company stock ownership.

        The following Compensation Committee Report is provided in accordance with the rules and regulations of the SEC. Pursuant to such rules and regulations, this report shall not be deemed "soliciting materials," filed with the SEC, subject to Regulation 14A or 14C of the SEC or subject to the liabilities of Section 18 of the Exchange Act.

 COMPENSATION COMMITTEE REPORT

        The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management, and based on such review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement and incorporated by reference in our Annual Report on Form 10-K for the year ended December 31, 2008 for filing with the SEC.

The Compensation Committee

John R. Ferris (Chair)
Robert J. Broudo
Neal H. Goldman
J. Michael O'Brien

Dated: March 12, 2009

Named Executive Compensation

Summary Compensation Table—2008

        The following table sets forth the cash and non-cash compensation for the fiscal years ended December 31, 2008, 2007 and 2006 awarded to or earned by our Chief Executive Officer, the Chief Financial Officer, and the Company's three other highest paid Named Officers whose total compensation earned in 2008, 2007 and 2006 exceeded $100,000.

Name and Principal Position	Year	Salary ($)	Bonus ($)(1)	Stock Awards ($)(2)	Option Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)(4)	Change in Pension Value and Nonqualified Deferred Compensation ($)(5)	All Other Compensation ($)		Total ($)

Kevin T. Bottomley	2008	450,000	126,000	N/A	N/A	144,000	351,201	55,563	(6)	1,126,764
President/Chief	2007	425,000	35,500	N/A	N/A	144,500	210,026	53,936	(6)	868,962
Executive Officer	2006	425,000	449,927	N/A	N/A	142,056	384,636	54,881	(6)	1,456,500

L. Mark Panella	2008	200,000	7,500	N/A	N/A	56,000	291,024	25,513	(7)	580,037
Executive Vice President/	2007	156,539	—	N/A	N/A	46,570	41,792	6,262	(7)	251,163
Chief Financial Officer	2006	145,000	38,020	N/A	N/A	48,466	31,204	5,885	(7)	268,575

James J. McCarthy	2008	244,000	59,780	N/A	N/A	68,320	86,279	32,593	(8)	490,972
Executive Vice President/	2007	232,200	12,000	N/A	N/A	69,080	49,658	23,524	(8)	386,462
Chief Operating Officer	2006	232,200	221,239	N/A	N/A	77,612	80,878	26,404	(8)	638,333

John J. O'Neil	2008	238,000	58,310	N/A	N/A	66,640	165,135	41,881	(9)	569,966
Executive Vice President/	2007	226,800	12,000	N/A	N/A	67,473	54,294	36,282	(9)	396,849
Chief Lending Officer	2006	226,800	221,239	N/A	N/A	75,808	137,477	38,593	(9)	699,917

Paul E. Flynn	2008	224,400	15,708	N/A	N/A	62,832	N/A	9,962	(10)	312,902
Executive Vice President/	2007	N/A	N/A	N/A	N/A	N/A	N/A	N/A		N/A
Senior Asset Based	2006	N/A	N/A	N/A	N/A	N/A	N/A	N/A		N/A
Lending Officer

(1)
In 2008 and 2007, the amounts in this column represent the bonus granted at the discretion of the Compensation Committee. In 2006, the amounts in this column represent the dollar value of the most recent grant of shares under the Phantom Stock Plan. The amounts also included bonuses granted at the discretion of the Compensation Committee in 2006 ($7,944 for Mr. Bottomley, $5,000 for Mr. McCarthy and $5,000 for Mr. O'Neil). The amounts earned for 2008, 2007 and 2006 were paid in 2009, 2008 and 2007, respectively.

(2)
No stock awards were granted in 2008, 2007 and 2006.

(3)
No option awards were granted in 2008, 2007 and 2006.

(4)
Compensation shown in this column represents payments earned under the Annual Incentive Compensation Plan. The amounts earned for 2008, 2007 and 2006 performance were paid in 2009, 2008 and 2007, respectively.

(5)
The amounts in this column are comprised of the change in the value of accumulated benefits under the Pension Plan, SERP Plans and Retirement Agreement, from December 31, 2006 through December 31, 2008, based upon the earliest retirement age of which the named executive officer can receive unreduced benefits. The Pension Plan was terminated effective June 30, 2007 with payment made to participants in 2007. Effective April 11, 2008, Mr. Panella's retirement agreement was terminated, as he became a participant in the Company's SERP.

(6)
In 2008, 2007 and 2006, includes: (1) a 401(k) plan match, which was 100% up to the first 4% of participant compensation, in the amount of $9,200, $9,000 and $8,800, respectively, (2) automobile expenses of $15,015, $13,962 and $16,251, respectively, (3) country club membership of $7,995, $7,545 and $6,860, respectively, (4) tax gross ups of $7,607, $7,675 and $7,225, respectively, and (5) split dollar life insurance policy premiums in the amount of $15,746, $15,754 and $15,745.

(7)
In 2008, 2007 and 2006, includes: (1) a 401(k) plan match, which was 100% up to the first 4% of participant compensation, in the amount of $8,001, $6,262 and $5,885, respectively. In 2008, Mr. Panella received automobile expenses and tax gross ups of $15,952 and $1,560, respectively.

(8)
In 2008, 2007 and 2006, includes: (1) a 401(k) plan match, which was 100% up to the first 4% of participant compensation, in the amount of $7,883, $0 and $4,693, respectively, (2) automobile expenses of $16,674, $15,530 and $14,441, respectively, (3) country club membership of $3,733, $3,669 and $3,298, respectively, and (4) tax gross ups of $4,303, $4,325 and $3,972, respectively.

(9)
In 2008, 2007 and 2006, includes: (1) a 401(k) plan match, which was 100% up to the first 4% of participant compensation, in the amount of $9,200, $9,000 and $8,800, respectively, (2) automobile expenses of $17,694, $12,276 and $12,275, respectively, (3) country club membership of $7,600, $7,355 and $6,155, respectively, and (4) tax gross ups of $7,387, $7,651 and $11,363, respectively.

(10)
Includes: (1) a 401(k) plan match, which was 100% up to the first 4% of participant compensation, in the amount of $2,762, and (2) automobile expenses of $7,200.

Non-Equity Annual Incentive Plan Compensation

        The following table sets forth, for each of the Named Officers, the target and maximum incentive award payments under the Incentive Plan. The description of the plan is included in the section titled "Annual Cash Bonuses" beginning on page 21 of this Proxy Statement.

Grants of Plan-Based Awards—2008

		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards

Name and Principal Position	Grant Date	Minimum ($)	Target ($)	Maximum ($)

Kevin T. Bottomley President/Chief Executive Officer	January 9, 2009	—	180,000	270,000

L. Mark Panella Executive Vice President/Chief Financial Officer	January 9, 2009	—	70,000	105,000

James J. McCarthy Executive Vice President/Chief Operating Officer	January 9, 2009	—	85,400	128,100

John J. O'Neil Executive Vice President/Chief Lending Officer	January 9, 2009	—	83,300	124,950

Paul E. Flynn Executive Vice President/Senior Asset Based Lending Officer	January 9, 2009	—	78,540	117,810

        The following table sets forth, for each of our Named Officers, the present value of accumulated benefits payable under the Pension Plan, the SERP and the Supplemental Retirement Agreement. The

description of each plan is included in the Compensation Discussion and Analysis section of this proxy statement beginning on page 18.

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)(1)	Payments During Last Fiscal Year ($)(2)

Kevin T. Bottomley President / Chief Executive Officer	SBERA Pension Plan as Adopted by Danversbank	7	—	5,446
	Supplemental Executive Retirement Plan	13	2,477,150	—

L. Mark Panella Executive Vice President / Chief Financial Officer	SBERA Pension Plan as Adopted by Danversbank	8	—	2,989
	Supplemental Executive Retirement Plan	14	498,833	—

James J. McCarthy Executive Vice President / Chief Operating Officer	SBERA Pension Plan as Adopted by Danversbank	2	—	948
	Supplemental Executive Retirement Plan	23	655,809	—

John J. O'Neil Executive Vice President / Chief Lending Officer	SBERA Pension Plan as Adopted by Danversbank	2	—	1,244
	Supplemental Executive Retirement Plan	7	1,012,247	—

Paul E. Flynn Executive Vice President / Senior Asset Based Lending Officer	SBERA Pension Plan as Adopted by Danversbank	N/A	N/A	N/A

(1)
Present value of accumulated benefits under the SERP and mortality rate assumptions are consistent with those used for our financial reporting purposes, as of December 31, 2008, that retirement age is based on the earliest retirement age. The Pension Plan was terminated effective June 30, 2007.

(2)
The amount in this column represents the present value of accumulated benefit paid to the participant upon termination of the Pension Plan.

Potential Payments upon Termination or Change-in-Control

        Assuming the employment of the Company's Named Officers were to be terminated upon a change in control, each as of December 31, 2008, the following individuals would be entitled to the following payments and benefits under the terms of their employment agreements and other arrangements:

Kevin T. Bottomley

Payment and Benefits Upon Separation	Voluntary Separation	Involuntary Termination Not For Cause	Involuntary Termination For Cause	Termination Upon Death	Termination Upon Disability	Termination After Change-in- Control
Cash Payment	$—	$2,160,000	$—	$112,500	$—	$2,160,000
SERP Payments	—	2,817,738	—	4,581,268	4,185,093	4,185,093

Total:	$—	$4,977,738	$—	$4,693,768	$4,185,093	$6,345,093

L. Mark Panella

Payment and Benefits Upon Separation	Voluntary Separation	Involuntary Termination Not For Cause	Involuntary Termination For Cause	Termination Upon Death	Termination Upon Disability	Termination After Change-in- Control
Cash Payment	$—	$790,500	$—	$50,000	$—	$790,500
SERP Payments	—	567,418	—	1,281,831	1,003,750	1,003,750

Total:	$—	$1,357,918	$—	$1,331,831	$1,003,750	$1,794,250

James J. McCarthy

Payment and Benefits Upon Separation	Voluntary Separation	Involuntary Termination Not For Cause	Involuntary Termination For Cause	Termination Upon Death	Termination Upon Disability	Termination After Change-in- Control
Cash Payment	$—	$1,116,300	$—	$61,000	$—	$1,116,300
SERP Payments	—	745,977	—	2,139,869	1,765,944	1,755,944

Total:	$—	$1,862,277	$—	$2,200,869	$1,765,944	$2,872,244

John J. O'Neil

Payment and Benefits Upon Separation	Voluntary Separation	Involuntary Termination Not For Cause	Involuntary Termination For Cause	Termination Upon Death	Termination Upon Disability	Termination After Change-in- Control
Cash Payment	$—	$1,088,850	$—	$59,500	$—	$1,088,850
SERP Payments	—	1,151,422	—	2,068,731	1,812,780	1,812,780

Total:	$—	$2,240,272	$—	$2,128,231	$1,812,780	$2,901,630

Paul E. Flynn

Payment and Benefits Upon Separation	Voluntary Separation	Involuntary Termination Not For Cause	Involuntary Termination For Cause	Termination Upon Death	Termination Upon Disability	Termination After Change-in- Control
Cash Payment	$—	$—	$—	$—	$—	$—
SERP Payments	—	—	—	—	—	—

Total:	$—	$—	$—	$—	$—	$—

        Employment Agreements.    In January 2008, the Company entered into employment agreements with Kevin T. Bottomley, John J. O'Neil, James J. McCarthy, and L. Mark Panella, referred to below as the executives or executive. The Company's continued success depends to a significant degree on the executives' skill and competence, and the employment agreements help to ensure a stable management base.

        The employment agreements provide for three-year terms. The three-year term of each employment agreement shall automatically be extended each day after the commencement of such agreement, so that at any point during each executive's employment the then remaining term is three years. In addition to the base salary, the employment agreements provide for, among other things, participation in stock benefits plans, an automobile allowance and other fringe benefits applicable to executive personnel.

        The employment agreements provide for termination by the Company for "cause," as defined in the employment agreement, at any time. If the executive's employment is terminated for cause, the executive (or his authorized representative or estate) shall be entitled to receive earned but unpaid base salary, incentive compensation earned but not yet paid, unpaid expense reimbursements, accrued but unused vacation and any vested benefits the executive may have under any executive officer benefit plan, including without limitation the SERP.

        If the Company chooses to terminate an executive's employment without "cause," or if an executive resigns with "good reason" (defined as: (i) a substantial diminution or other substantial adverse change, not consented to by the executive in writing, in the nature or scope of the executive's responsibilities, authorities, powers, functions or duties; (ii) any removal, during the term, from the executive of his title that is not consented to in writing by the executive; (iii) an involuntary reduction in the executive's base salary except for across-the-board salary reductions based on our financial performance similarly affecting all senior management personnel; (iv) a breach by the Company of any of its material obligations under the employment agreement; (v) the involuntary relocation of the Company's offices at which the executive is principally employed or the involuntary relocation of the offices of the executive's primary workgroup to a location more than 25 miles from such offices; (vi) the Company's failure to obtain an effective agreement from any successor to assume and agree to perform the terms of the employment agreement; (vii) a change in control; or (viii) a determination by the Board not to continue to extend the term of employment), the executive will receive a lump sum amount equal to three times the sum of (A) the executive's base salary and (B) the greater of his target cash bonus for the year of termination or his highest cash bonuses earned in the preceding three years. The Company will also provide them with a payment equal to the value of the stock options and restricted stock they would have earned if they had remained employed with us for three additional years. The Company would also continue and/or pay for the executive's health, vision and dental coverage for three years. In addition, the executive is entitled to receive (and in the case of his death, his surviving spouse, or estate if there is no surviving spouse) a pro rata portion of the his target cash bonus for the year of termination, based on the portion of the calendar year during which the executive was employed before termination. The employment agreements provide that the executive will receive a tax gross-up payment, relating to excise tax or penalties imposed on benefits and severance received in connection with a change in control of the Company. The employment agreements further provide that the Company will indemnify the executive to the fullest extent legally allowable. In return for the benefits provided by the employment agreements, each executive agrees to certain restrictive covenants, including noncompetition and nonsolicitation agreements for 12 months (18 months in the event the executive terminates within 30 days after a change in control) after termination of employment.

        SERP Payments.    The amounts shown in the tables above represent payments under the Supplemental Executive Retirement Plan. For purposes of calculating these payments pursuant to the formula prescribed by the Supplemental Executive Retirement Plan, the final average compensation for Messrs. Bottomley, Panella, McCarthy, and O'Neil was assumed to be $894,679, $429,067, $735,807 and $477,902, respectively. The 401(k) plan benefits for Messrs. Bottomley, Panella, McCarthy, and O'Neil were assumed to be $34,299, $52,020, $143,285 and $42,351, respectively, and the primary insurance amount for Messrs. Bottomley, Panella, McCarthy, and O'Neil was assumed to be $20,394, $20,804, $25,632 and $20,982, respectively. For further discussion of the Supplemental Executive Retirement Plan see "Retirement Benefits—Supplemental Executive Retirement Plan" beginning on page 23 of this Proxy Statement.

        The following Audit Committee Report is provided in accordance with the rules and regulations of the SEC. Pursuant to such rules and regulations, this report shall not be deemed "soliciting materials," filed with the SEC, subject to Regulation 14A or 14C of the SEC or subject to the liabilities of Section 18 of the Exchange Act.

 AUDIT COMMITTEE REPORT

        The Audit Committee currently consists of four members of the Board, each of whom is independent under the NASDAQ Global Select Market listing standards and SEC rules and regulations applicable to Audit Committees. The Board has adopted, and annually reviews, an Audit Committee charter. The charter specifies the scope of the Audit Committee's responsibilities and how it carries out those responsibilities.

        The Audit Committee is responsible primarily for assisting the Board in fulfilling its oversight responsibilities of reviewing the financial information that will be provided to stockholders and others, appointing the independent registered public accounting firm, reviewing the services performed by the Company's independent registered public accounting firm and internal audit function, evaluating the Company's accounting policies and the Company's system of internal controls that management and the Board have established, and reviewing material financial transactions. The Audit Committee does not itself prepare financial statements or perform audits, and its members are not auditors or certifiers of the Company's financial statements.

        The Audit Committee has reviewed and discussed the Company's December 31, 2008 audited financial statements with management and with Wolf & Company, P.C., the independent registered public accounting firm. The Audit Committee has discussed with Wolf & Company, P.C. the matters required to be discussed by the Statement on Auditing Standards No. 61, as amended (Codification of Statements on Auditing Standards, AU 380), as adopted by the Public Company Accounting Oversight Board ("PCAOB") in Rule 3200T. The Audit Committee has received the written disclosures and the letter from Wolf & Company, P.C. required by the PCAOB regarding the independent registered public accounting firm's communications with the Audit Committee concerning independence, and has discussed with the Wolf & Company, P.C. its independence. The Audit Committee has considered whether the provision of non-audit services to the Company is compatible with Wolf & Company, P.C.'s independence.

        Based on the review and discussion referred to above, the Audit Committee recommended to the Board that the December 31, 2008 audited financial statements be included in the Company's Annual Report on Form 10-K for the year ended December 31, 2008, for filing with the Securities and Exchange Commission.

Members of the Audit Committee

John P. Drislane, (Chair)	Mary Coffey Moran, CPA
Eleanor M. Hersey	Thomas Ford

Dated: March 4, 2009

PROPOSAL 2: RATIFICATION OF THE APPOINTMENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

        Wolf & Company, P.C. currently serves as our independent registered public accounting firm, and that firm conducted the audit of our consolidated financial statements for the fiscal year ended December 31, 2008. The Audit Committee has appointed Wolf & Company, P.C. to serve as the independent registered public accounting firm to conduct an audit of our consolidated financial statements for the fiscal year ending December 31, 2009.

        The affirmative vote of the holders of a majority of the shares present in person or by proxy at the annual meeting and entitled to vote on Proposal 2 is required to pass the proposal. This vote is non-binding and in the event that it is not approved by a majority of shares voted at the Annual Meeting, the Audit Committee would reconsider its selection of Wolf & Company, P.C. as the Company's independent registered public accounting firm, but is not obligated to change its selection.

Recommendation of the Board

THE BOARD RECOMMENDS A VOTE "FOR" THE RATIFICATION OF WOLF & COMPANY, P.C. AS INDEPENDENT REGISTERED ACCOUNTING FIRM

Public Accounting Fees

        The following is a summary of the fees for professional services rendered by Wolf & Company, P.C. for the fiscal years ended December 31, 2008 and 2007:

Fee Category	2008	2007
Audit Fees(1)	$240,000	$160,000
Audit-Related Fees(2)	—	—
Tax Fees(3)	30,000	28,000
All Other Fees(4)	—	177,000

	$270,000	$365,000

(1)
Audit Fees.    Audit fees were for professional services rendered for the audit of our annual financial statements, the audit of internal controls over financial reporting, the review of quarterly financial statements and the preparation of statutory and regulatory filings.

(2)
Audit-Related Fees.    There were no audit-related fees.

(3)
Tax Fees.    Tax fees consist of fees billed for professional services for tax compliance, tax planning, tax audit defense, and mergers and acquisitions. The Audit Committee considered and determined that the provision for non-audit services provided by Wolf & Company, P.C. is compatible with maintaining that firm's independence.

(4)
All Other Fees.    In 2007, other fees were for professional services provided for assessment and review of regulatory filings in connection with our stock subscription offering and acquisition of BankMalden.

        Representatives of Wolf & Company, P.C. are expected to be present at the Annual Meeting. They will have an opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

Policy on Audit Committee Pre-Approval of Audit and Non-Audit Services of
Independent Registered Public Accounting Firm

        At present, our Audit Committee approves each engagement for audit and non-audit services before we engage Wolf & Company, P.C. to provide those services. Our Audit Committee has not established any pre-approval policies or procedures that would allow management to engage Wolf & Company, P.C., to provide any specified services with only an obligation to notify the Audit Committee of the engagement for those services. None of the services provided by Wolf & Company, P.C. for fiscal year 2008 was obtained in reliance on the waiver of the pre-approval requirement afforded in SEC regulations.

STOCKHOLDER PROPOSALS FOR 2010 ANNUAL MEETING

        We intend to hold the 2010 Annual Meeting in May, 2010. If you would like to submit nominations for director or other business to be brought before the 2010 Annual Meeting you must give timely notice thereof in writing to the Secretary of the Corporation. In order for notice to be timely it must be delivered not later than the close of business no later than January 9, 2010.

        You must submit proposals in writing to the attention of the Corporate Secretary at the following address: Danvers Bancorp, Inc., One Conant Street, Danvers, Massachusetts 01923.

OTHER MATTERS

        The Board is not aware of any business to come before the Annual Meeting other than the matters described above in this proxy statement. However, if any matters should properly come before the Annual Meeting, it is intended that holders of the proxies will act in accordance with their best judgment.

MISCELLANEOUS

        The Company will incur costs of soliciting proxies. Upon request, the Company will reimburse brokerage firms and other custodians, nominees and fiduciaries for reasonable expenses incurred by them in sending proxy materials to the beneficial owners of the Common Stock. In addition to solicitations by mail, directors, officers and other of the Company's employees may solicit proxies personally or by telephone without additional compensation.

        An additional copy of our annual report on Form 10-K for the year ended December 31, 2008, will be furnished without charge upon written request or telephone request to Rebecca Skerry, Executive Assistant, One Conant Street, Danvers, Massachusetts 01923 or call (978) 739-0211.

YOUR VOTE IS IMPORTANT! Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting: The Proxy Statement and Annual Report to Stockholders are available at http://www.snl.com/IRWebLinkX/GenPage.aspx?gkp=203213&IID=1984120 You can vote in one of three ways: 1. Call toll free 1-866-239-6862 on a Touch-Tone Phone. There is NO CHARGE to you for this call. or 2. Via the Internet at https://www.proxyvotenow.com/dnbk and follow the instructions. or 3. Mark, sign and date your proxy card and return it promptly in the enclosed envelope. PLEASE SEE REVERSE SIDE FOR VOTING INSTRUCTIONS REVOCABLE PROXY DANVERS BANCORP, INC. ANNUAL MEETING OF STOCKHOLDERS MAY 8, 2009, 10:00 A.M., EASTERN TIME THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF DANVERS BANCORP, INC. The undersigned stockholder of Danvers Bancorp, Inc., a Delaware corporation (the “Company”), hereby appoints Kevin T. Bottomley, President and Chief Executive Officer and Michael W. McCurdy, Senior Vice President and Corporate Secretary, and each of them, as proxies for the undersigned, each with full power of substitution, to attend the Annual Meeting of Stockholders of the Company (the “Annual Meeting”), to be held at Salem Waterfront Hotel and Suites on May 8, 2009, 10:00 a.m., Eastern Time, and any adjournments or postponements thereof, to cast on behalf of the undersigned all votes that the undersigned is entitled to cast at the Annual Meeting and otherwise to represent the undersigned with all of the powers the undersigned would possess if personally present at the Annual Meeting. The undersigned hereby acknowledges receipt of the Notice of the Annual Meeting of Stockholders and of the Proxy Statement, the terms of each of which are incorporated herein by reference, and revokes any proxy heretofore given with respect to the Annual Meeting. IF THIS PROXY IS PROPERLY EXECUTED,THE VOTES ENTITLED TO BE CAST BY THE UNDERSIGNED WILL BE CAST AS DIRECTED HEREIN, BUT IF THIS PROXY IS EXECUTED BUT NO INSTRUCTIONS ARE SPECIFIED, THE VOTES ENTITLED TO BE CAST BY THE UNDERSIGNED WILL BE CAST “FOR” PROPOSAL 1 AND “FOR” PROPOSAL 2. IF ANY OTHER BUSINESS IS PRESENTED AT THE ANNUAL MEETING OR ANY ADJOURNMENT OR POSTPONEMENT THEREOF, INCLUDING WHETHER OR NOT TO ADJOURN THE ANNUAL MEETING,THE VOTES ENTITLED TO BE CAST BY THE UNDERSIGNED WILL BE CAST BY THE PROXIES IN THEIR DISCRETION. AT THE PRESENT TIME, THE BOARD OF DIRECTORS IS NOT AWARE OF ANY OTHER BUSINESS TO BE PRESENTED AT THE ANNUAL MEETING.THIS PROXY ALSO CONFERS DISCRETIONARY AUTHORITY ON THE PROXIES TO VOTE WITH RESPECT TO THE ELECTION OF ANY INDIVIDUAL AS DIRECTOR WHERE ONE OR MORE NOMINEES ARE UNABLE TO SERVE, OR FOR GOOD CAUSE WILL NOT SERVE, AND WITH RESPECT TO MATTERS INCIDENTAL TO THE CONDUCT OF THE ANNUAL MEETING. STOCKHOLDERS WHO PLAN TO ATTEND THE ANNUAL MEETING MAY REVOKE THEIR PROXY BY CASTING THEIR VOTE AT THE ANNUAL MEETING IN PERSON. PLEASE COMPLETE, DATE, SIGN, AND MAIL THIS PROXY CARD PROMPTLY IN THE ENCLOSED POSTAGE-PAID ENVELOPE OR PROVIDE YOUR INSTRUCTIONS TO VOTE VIA THE INTERNET OR BY TELEPHONE. ç ç (Continued, and to be marked, dated and signed, on the other side) FOLD AND DETACH HERE DANVERS BANCORP, INC. — ANNUAL MEETING, MAY 8, 2009, 10:00 A.M., EASTERN TIME 6408

Date Sign above Please be sure to date and sign this proxy card in the box below. 1. To elect the following six (6) individuals to serve until the 2012 Annual Meeting of Stockholders and until their respective successors are elected and qualify: (01 Kevin T. Bottomley (02) Diane C. Brinkley (03) Robert J. Broudo (04) Craig S. Cerretani (05) Eleanor M. Hersey (06) Mary Coffey Moran, CPA THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSAL 1 Withhold For All For All Except IF YOU WISH TO PROVIDE YOUR INSTRUCTIONS TO VOTE BY TELEPHONE OR INTERNET, PLEASE READ THE INSTRUCTIONS BELOW 2. To ratify the selection of Wolf & Company, P.C. as the Company’s independent auditors for the year ending December 31, 2009. THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSAL 2 3. To vote and otherwise represent the undersigned on any other matter that may properly come before the Annual Meeting or any adjournment or postponement thereof in the discretion of the proxy holder. Mark here if you plan to attend the meeting Mark here for address change and note change Note: Please sign exactly as your name appears on this Proxy. If signing for estates, trusts, corporations or partnerships, title or capacity should be stated. If shares are held jointly, each holder should sign. S For Against Abstain INSTRUCTION: To withhold authority to vote for any nominee(s), mark “For All Except” and write that nominee(s’) name(s) or number(s) in the space provided below. Your vote is important! PROXY VOTING INSTRUCTIONS Instead of mailing your proxy, you may choose to submit your proxy by telephone or by Internet. A telephone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed, dated and returned this proxy. Please note telephone and Internet votes must be cast prior to 3:00 a.m., Eastern Time, May 8, 2009. It is not necessary to return this proxy if you vote by telephone or Internet. ç ç FOLD AND DETACH HERE IF YOU ARE VOTING BY MAIL Vote by Telephone Call Toll-Free on a Touch-Tone Phone anytime prior to 3:00 a.m., Eastern Time, May 8, 2009: 1-866-239-6862 Vote by Internet anytime prior to 3:00 a.m., Eastern Time, May 8, 2009 go to https://www.proxyvotenow.com/dnbk Please note that the last vote received, whether by telephone, Internet or by mail, will be the vote counted. ANNUAL MEETING MATERIALS ARE AVAILABLE ON-LINE AT: http://www.snl.com/IRWebLinkX/GenPage.aspx?gkp=203213&IID=1984120 REVOCABLE PROXY DANVERS BANCORP, INC. PLEASE MARK VOTES AS IN THIS EXAMPLE X Annual Meeting of Stockholders MAY 8, 2009